NEWS RELEASE
ROB FREDERICK	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
502-774-7707	502-774-6903
BROWN-FORMAN REPORTS SOLID FISCAL 2019 RESULTS;
PROVIDES SUSTAINED SALES GROWTH OUTLOOK FOR FISCAL 2020

Louisville, KY, June 5, 2019 - Brown-Forman Corporation (NYSE: BFA, BFB) reported results for the fourth quarter and fiscal year ended April 30, 2019. For the fourth quarter, the company’s reported net sales1 increased 1% to $744 million (+5% on an underlying basis2) compared to the same prior-year period. In the quarter, reported operating income grew 55% to $228 million (+9% on an underlying basis) and diluted earnings per share grew 47% to $0.33.

For the full year, the company’s reported net sales increased 2% to $3,324 million (+5% on an underlying basis). Reported net sales growth was negatively impacted by two percentage points from foreign exchange. The company estimates that net sales growth in the fourth quarter and full year were also negatively impacted by one percentage point due to tariff-related lower net prices to distributors in certain markets. Full year reported operating income grew 9% to $1,144 million (+5% on an underlying basis) and diluted earnings per share of $1.73 increased 17%.

Lawson Whiting, the company's President and Chief Executive Officer said, “We delivered solid underlying net sales growth of 6% after considering the one point drag due to tariff-related price reductions. This growth rate is in-line with fiscal 2018, as well as our expectations for fiscal 2020, demonstrating the consistency of our revenue delivery. We believe that delivering sustained, compounding growth is the best way to create value for shareholders over the long term.”

Whiting added, “Although tariffs and higher input costs will negatively impact our gross margins again this year, we believe we are on track to return to high single digit operating income growth as we move beyond fiscal 2020. Our growth prospects remain bright as we develop our premium spirits portfolio around the world, led by the Jack Daniel’s family of brands and Woodford Reserve.”

Fiscal 2019 Highlights

•	Underlying net sales grew 5% (+2% reported), with broad-based geographic[3] and portfolio contribution:

◦	Underlying net sales in the emerging markets grew 11% (+4% reported), the United States 3% (+2% reported) and developed international markets 4% (+1% reported)

◦	The Jack Daniel’s family of brands grew underlying net sales 4% (+1% reported), including 2% underlying net sales growth (flat reported) for Jack Daniel’s Tennessee Whiskey

◦	Premium bourbons grew underlying net sales 23% (+19% reported), including 22% underlying net sales growth from Woodford Reserve (+17% reported)

◦	Herradura and el Jimador both grew underlying net sales 13% (+8% reported)

•	Underlying operating income grew 5% (+9% reported) and diluted earnings per share grew 17% to $1.73

•	The company paid $310 million of dividends and repurchased $200 million of common stock in fiscal 2019

Fiscal 2019 Results By Market - Balanced Geographic Growth, Led by Emerging Markets
The company delivered solid, broad-based growth around the world, with the strongest results coming from the emerging markets, as well as continued mid-single digit growth in the international developed world. Each of the company’s top ten largest markets registered underlying net sales growth in fiscal 2019.

Brown-Forman Corporation - Top Ten Markets by Net Sales
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2019

Country	% of Reported Net Sales	% Growth in Reported Net Sales	% Growth in Underlying Net Sales
United States	47%	2%	3%
United Kingdom	6%	(4)%	3%
Mexico	5%	3%	11%
Australia	5%	—%	6%
Germany	5%	8%	10%
France	4%	(1)%	2%
Poland	3%	9%	10%
Russia	2%	16%	17%
Japan	1%	15%	2%
Brazil	1%	(13)%	25%
Top Ten Total	79%	2%	5%
Other Markets	21%	3%	5%
Total Worldwide	100%	2%	5%
Note: See Schedule C for reconciliation of non-GAAP underlying to reported net sales growth, which includes the impact from the new accounting standard, changes in foreign exchange, and estimated net change in distributor inventories. Totals may differ due to rounding.

Underlying net sales in the company’s emerging markets grew 11% (+4% reported) on top of last year’s underlying net sales growth of 13% (+18% reported). Mexico was the largest growth driver outside of the United States, with underlying net sales up 11% (+3% reported), fueled by strong gains across the portfolio of tequila brands, including Herradura, New Mix and el Jimador, as well as continued growth from the Jack Daniel’s family of brands. Brazil grew underlying net sales 25% (-13% reported) due to strong demand for Jack Daniel’s Tennessee Whiskey. Poland delivered underlying net sales growth of 10% (+9% reported) as double-digit gains for Jack Daniel’s Tennessee Whiskey more than offset soft results for Finlandia vodka. Russia experienced a 17% increase in underlying net sales (+16% reported) partially driven by soft comparisons with the prior year’s route-to-consumer change. China’s reported and underlying net sales grew strong double-digits driven by the strength in e-commerce, where sales doubled and now account for over 30% of Jack Daniel’s Tennessee Whiskey’s sales in China. Several other emerging markets, including sub-Saharan Africa and the Ukraine delivered double-digit underlying net sales growth in fiscal 2019, while India and Southeast Asia grew high single digits.

Underlying net sales in the United States grew 3% (+2% reported). Although not yet reflected in the company’s rate of sales growth, recent increases in media spend and promotional activity are beginning to accelerate the takeaway growth rates in the United States, which the company believes are a leading indicator of future performance. Six and twelve month syndicated data for Brown-Forman’s value-based consumer takeaway3 trends are in the mid-single digit range, with three month trends now towards the high end of that range.

Underlying net sales growth for the Jack Daniel’s family of brands grew low-single digits in the United States. The company’s premium bourbons, Woodford Reserve and Old Forester, remained standout performers delivering aggregate double-digit underlying net sales growth. Herradura and el Jimador tequilas grew total underlying net sales double-digits due to continued investments in the brands, distribution gains, and favorable category momentum.

Underlying net sales in the company’s developed international markets grew 4% (+1% reported). This growth was suppressed by over one point due to tariffs. Germany and Australia delivered underlying net sales growth of 10% (+8% reported) and 6% (flat reported), respectively. Spain’s reported and underlying net sales grew strong double-digits as results continued to benefit from the fiscal 2018 transition to owned distribution. The United Kingdom, France and Japan were up modestly, delivering low single digit underlying net sales growth.

Travel Retail delivered solid results for fiscal 2019, with underlying net sales up 6% (+1% reported) on top of last year’s underlying net sales growth of 8% (+13% reported). Growth was led by increased demand for Woodford Reserve, expansion of GlenDronach and BenRiach, as well as new product launches, including Jack Daniel’s Bottled-in-Bond and Jack Daniel’s Tennessee Rye.

Fiscal 2019 Results By Brand - Strong, Sustained Growth in American Whiskey and Tequila
The company’s underlying net sales gains were driven by growing global demand for American whiskey. The Jack Daniel’s family of brands grew underlying net sales 4% (+1% reported) globally, and was negatively impacted by approximately one percentage point due to tariffs. Jack Daniel’s Tennessee Whiskey experienced 2% underlying net sales growth (flat reported), driven by volume gains in markets outside of the United States. Gentleman Jack grew underlying net sales 8% (+6% reported) including strong growth in the United States and double-digit gains in the United Kingdom and Poland. Jack Daniel’s Tennessee Honey’s underlying net sales grew 7% (+5% reported) and Jack Daniel’s Tennessee Fire increased underlying net sales 4% (+3% reported), fueled by demand for both brands in markets such as the United Kingdom, Brazil and Czechia. Jack Daniel’s RTD/RTP business delivered broad-based underlying net sales growth of 8% (+4% reported).

Brown-Forman’s portfolio of premium bourbon brands, including Woodford Reserve and Old Forester delivered 23% underlying net sales growth (+19% reported), as category trends remain favorable and the company’s brands continue to gain share. Woodford Reserve, the leader in the super-premium bourbon category, grew underlying net sales 22% (+17% reported) and contributed a point to the company’s underlying net sales growth. Old Forester grew net sales double-digits due to volumetric gains and favorable price/mix. The company also opened the new Louisville distillery and homeplace for the brand on Whiskey Row in fiscal 2019.

el Jimador grew underlying net sales by 13% (+8% reported), propelled by volume growth and higher prices in the United States as well as strong takeaway trends in Mexico despite sizable price increases. Herradura grew underlying net sales by 13% (+8% reported), with double-digit gains in the United States and Mexico fueled in part by continued consumer interest in Herradura Ultra, the brand’s cristalino product. New Mix’s underlying net sales grew high-single digits, helped by innovation including the launch of New Mix Mineral.

Finlandia vodka’s underlying net sales declined 1% (-4% reported). The decrease in underlying net sales was driven by a competitive retail environment for vodka in Poland, offset somewhat by growth in Russia and the Ukraine.

Other P&L Items
Company-wide price/mix contributed two percentage points to the 5% underlying net sales growth (+2% reported) during the fiscal year. Price/mix was negatively impacted by one point due to tariff-related lower net prices. Underlying gross profit grew 2% (-2% reported), and was negatively impacted by tariff costs and higher input costs. Full-year reported gross margins declined 260bps to 65.2%, with approximately 160bps of the decline due to tariffs, and the majority of the remainder from higher input costs, including agave and wood.

Underlying advertising spend increased 3% (-2% reported) for the fiscal year as the company made investments across the brand portfolio, including Jack Daniel’s Tennessee Whiskey, the Woodford Reserve Kentucky Derby sponsorship, and this past summer’s opening of the Old Forester distillery and home-place. Underlying SG&A declined 5% (-16% reported), driven by a reduction in compensation-related expenses as well as the company’s continued focus on cost discipline and efficiency gains. The company delivered underlying operating income growth of 5% (+9% reported). Reported operating income growth benefited by seven percentage points due to the absence of the fiscal 2018 payment to establish a charitable foundation, partially offset by foreign exchange which negatively impacted results by three percentage points.

Financial Stewardship
On May 23, 2019, Brown-Forman declared a regular quarterly cash dividend of $0.166 per share on the Class A and Class B common stock, equating to an annualized cash dividend of $0.664 per share. The quarterly cash dividend is payable on July 1, 2019 to stockholders of record on June 6, 2019. Brown-Forman has paid regular quarterly cash dividends for 73 consecutive years and has increased the dividend for 35 consecutive years.

During fiscal 2019, the company repurchased a total of 4.2 million Class A and Class B shares for $200 million, at an average price of $47 per share. The company’s total debt declined from $2,556 million as of April 30, 2018 to $2,440 million as of April 30, 2019.

Fiscal Year 2020 Outlook
The competitive landscape in the developed world remains intense, and retaliatory tariffs on American whiskey have created additional uncertainty around the company’s near-term outlook. The company is assuming tariffs remain in place for all of fiscal 2020, and currently anticipates:

1.	Underlying net sales growth of 5% to 7%.

2.	Underlying operating income growth of 3% to 5%.

3.	Diluted earnings per share of $1.75 to $1.85.

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (EDT) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EDT) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach, and Slane. Brown-Forman’s brands are supported by over 4,900 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the negative impact on our sales, on our margins, and distributors; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur

•	The impact of U.S. tax reform legislation, including as a result of future clarifications and guidance interpreting the statute

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims, product counterfeiting, tampering, contamination, or quality issues

•	Significant legal disputes and proceedings, or government investigations

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules, and our dual class share structure

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2018 and 2019
(Dollars in millions, except per share amounts)

	2018	2019	Change

Net sales	$733	$744	1%
Cost of sales	221	262	19%
Gross profit	512	482	(6%)
Advertising expenses	97	93	(5%)
Selling, general, and administrative expenses	269	163	(39%)
Other expense (income), net	(1)	(2)
Operating income	147	228	55%
Non-operating postretirement expense	2	3
Interest expense, net	17	19
Income before income taxes	128	206	61%
Income taxes	18	47
Net income	$110	$159	45%

Earnings per share:
Basic	$0.23	$0.33	46%
Diluted	$0.23	$0.33	47%

Gross margin	70.0%	64.8%
Operating margin	20.1%	30.7%

Effective tax rate	13.9%	22.5%

Cash dividends paid per common share	$1.158	$0.166

Shares (in thousands) used in the
calculation of earnings per share
Basic	480,718	477,034
Diluted	486,482	480,047

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Twelve Months Ended April 30, 2018 and 2019
(Dollars in millions, except per share amounts)

	2018	2019	Change

Net sales	$3,248	$3,324	2%
Cost of sales	1,046	1,158	11%
Gross profit	2,202	2,166	(2%)
Advertising expenses	405	396	(2%)
Selling, general, and administrative expenses	765	641	(16%)
Other expense (income), net	(16)	(15)
Operating income	1,048	1,144	9%
Non-operating postretirement expense	9	22
Interest expense, net	62	80
Income before income taxes	977	1,042	7%
Income taxes	260	207
Net income	$717	$835	17%

Earnings per share:
Basic	$1.49	$1.74	17%
Diluted	$1.48	$1.73	17%

Gross margin	67.8%	65.2%
Operating margin	32.3%	34.4%

Effective tax rate	26.6%	19.8%

Cash dividends paid per common share	$1.608	$0.648

Shares (in thousands) used in the
calculation of earnings per share
Basic	480,319	478,956
Diluted	484,248	482,067

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2018	April 30, 2019
Assets:
Cash and cash equivalents	$239	$307
Accounts receivable, net	639	609
Inventories	1,379	1,520
Other current assets	298	283
Total current assets	2,555	2,719

Property, plant, and equipment, net	780	816
Goodwill	763	753
Other intangible assets	670	645
Other assets	208	206
Total assets	$4,976	$5,139

Liabilities:
Accounts payable and accrued expenses	$581	$544
Accrued income taxes	25	9
Short-term borrowings	215	150
Total current liabilities	821	703

Long-term debt	2,341	2,290
Deferred income taxes	85	145
Accrued postretirement benefits	191	197
Other liabilities	222	157
Total liabilities	3,660	3,492

Stockholders’ equity	1,316	1,647

Total liabilities and stockholders’ equity	$4,976	$5,139

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended April 30, 2018 and 2019
(Dollars in millions)

	2018	2019

Cash provided by operating activities	$653	$800

Cash flows from investing activities:
Additions to property, plant, and equipment	(127)	(119)
Other	(22)	—
Cash used for investing activities	(149)	(119)

Cash flows from financing activities:
Net change in short-term borrowings	(3)	(71)
Repayment of long-term debt	(250)	—
Proceeds from long-term debt	595	—
Debt issuance costs	(6)	—
Acquisition of treasury stock	(1)	(207)
Dividends paid	(773)	(310)
Other	(28)	(11)
Cash used for financing activities	(466)	(599)

Effect of exchange rate changes on cash and cash equivalents	19	(14)

Net increase (decrease) in cash and cash equivalents	57	68

Cash and cash equivalents, beginning of period	182	239

Cash and cash equivalents, end of period	$239	$307

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)
			As Reported	Adjusted[4]
	Three Months Ended	Twelve Months Ended	Fiscal Year Ended	Fiscal Year Ended
	April 30, 2019	April 30, 2019	April 30, 2018	April 30, 2018

Reported change in net sales	1%	2%	8%	8%
New accounting standard	1%	1%	—%	—%
Foreign exchange	1%	2%	(1)%	(1)%
Estimated net change in distributor inventories	1%	—%	(1)%	(1)%

Underlying change in net sales	5%	5%	6%	6%

Reported change in gross profit	(6)%	(2)%	9%	9%
New accounting standard	2%	1%	—%	—%
Foreign exchange	2%	2%	(2)%	(2)%
Estimated net change in distributor inventories	1%	—%	(1)%	(1)%

Underlying change in gross profit	(1)%	2%	6%	6%

Reported change in advertising expenses	(5)%	(2)%	8%	9%
New accounting standard	4%	4%	—%	—%
Foreign exchange	4%	2%	(3)%	(3)%

Underlying change in advertising expenses	3%	3%	6%	6%

Reported change in SG&A	(39)%	(16)%	15%	16%
New accounting standard	2%	1%	—%	—%
Foundation	21%	8%	(11)%	(11)%
Foreign exchange	3%	2%	(2)%	(2)%

Underlying change in SG&A	(13)%	(5)%	3%	4%

Reported change in operating income	55%	9%	5%	4%
New accounting standard	—%	—%	—%	—%
Foundation	(50)%	(7)%	7%	7%
Foreign exchange	1%	3%	(2)%	(2)%
Estimated net change in distributor inventories	4%	—%	(2)%	(2)%

Underlying change in operating income	9%	5%	8%	6%

Note: Totals may differ due to rounding
4 The growth rates for fiscal 2018 were retrospectively adjusted to reflect the impact from the adoption of the ASU 2017-07 accounting standard (related to pension), which we adopted effective May 1, 2018, and other reclassified expenses related to certain marketing research and promotional agency costs. The impact of these changes, which had no effect on net income, was not material. In fiscal 2017 the net impact of these adjustments was as follows: advertising expenses reduced $11 million, SG&A expenses reduced $10 million, and operating income increased $21 million. In fiscal 2018 the net impact of these adjustments was as follows: advertising expenses reduced $9 million and operating income increased $9 million.
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Twelve Months Ended April 30, 2019

			% Change vs. Prior Year Period
Brand[3]	Depletions (Millions)		Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	9-Liter	Drinks Equivalent[3]	Reported	New Accounting Standard	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Whiskey	28.8	20.6	4%	3%	3%	1%	2%	—%	5%
Jack Daniel’s Family of Brands	25.8	17.7	4%	4%	1%	1%	2%	—%	4%
Jack Daniel’s Tennessee Whiskey	13.4	13.4	2%	2%	—%	—%	2%	—%	2%
Jack Daniel’s RTD and RTP	9.0	0.9	4%	4%	4%	—%	4%	—%	8%
Jack Daniel’s Tennessee Honey	1.8	1.8	6%	6%	5%	1%	2%	(1)%	7%
Gentleman Jack	0.7	0.7	9%	9%	6%	1%	2%	—%	8%
Jack Daniel’s Tennessee Fire	0.6	0.6	5%	5%	3%	1%	1%	(1)%	4%
Other Jack Daniel’s Whiskey Brands	0.3	0.3	25%	25%	9%	1%	2%	4%	16%
Woodford Reserve	0.9	0.9	23%	23%	17%	1%	—%	4%	22%
Rest of Whiskey	2.0	2.0	(4)%	(4)%	8%	1%	1%	(1)%	8%
Tequila	9.2	3.1	3%	7%	6%	2%	3%	—%	12%
el Jimador	1.4	1.4	9%	9%	8%	2%	2%	—%	13%
Herradura	0.6	0.6	10%	10%	8%	3%	3%	—%	13%
Rest of Tequila	7.2	1.1	1%	3%	3%	2%	5%	(1)%	8%
Vodka	3.0	3.0	(1)%	(1)%	(4)%	1%	4%	(2)%	(1)%
Wine	1.9	1.9	—%	—%	—%	1%	—%	(1)%	—%
Rest of Portfolio	0.5	0.5	(8)%	(8)%	(16)%	2%	9%	1%	(3)%
Subtotal	43.4	29.1	3%	3%	2%	1%	2%	—%	5%
Non-Branded and Bulk	NM	NM	NM	NM	10%	—%	—%	—%	10%
Total Portfolio	43.4	29.1	3%	3%	2%	1%	2%	—%	5%
Other Brand Aggregations
American whiskey	27.6	19.4	4%	4%	2%	1%	2%	—%	5%
Premium bourbons	1.2	1.2	22%	22%	19%	1%	—%	3%	23%
el Jimador, Herradura, & New Mix	8.8	2.6	3%	7%	6%	2%	3%	—%	12%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Twelve Months Ended April 30, 2019

Geographic Area[3]	Net Sales[2]
	Reported	New Accounting Standard	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	2%	1%	—%	—%	3%
Developed International	1%	—%	4%	(2)%	4%
United Kingdom	(4)%	—%	6%	—%	3%
Australia	—%	—%	6%	—%	6%
Germany	8%	—%	2%	—%	10%
France	(1)%	—%	3%	—%	2%
Japan	15%	1%	(3)%	(11)%	2%
Rest of Developed International	—%	1%	3%	(4)%	(1)%
Emerging	4%	1%	6%	—%	11%
Mexico	3%	3%	6%	—%	11%
Poland	9%	—%	1%	—%	10%
Russia	16%	—%	4%	(3)%	17%
Brazil	(13)%	2%	13%	23%	25%
Rest of Emerging	3%	—%	8%	(4)%	8%
Travel Retail	1%	1%	—%	4%	6%
Non-Branded and Bulk	10%	—%	—%	—%	10%
Total	2%	1%	2%	—%	5%
Other Geographic Aggregations
Developed - including United States	2%	1%	1%	—%	4%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Underlying change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “underlying” basis. We use “underlying change” for the following measures of the statements of operations: (a) underlying net sales; (b) underlying gross profit; (c) underlying advertising expenses; (d) underlying selling, general, and administrative (SG&A) expenses; and (e) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) a new accounting standard, (b) foreign exchange, (c) estimated net changes in distributor inventories, and (d) the establishment of our charitable foundation. We explain these adjustments below.

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“New accounting standard.” Under Accounting Standards Codification (ASC) 606 (Revenue from Contracts with Customers), we recognize the cost of certain customer incentives earlier than we did before adopting ASC 606. Although this change in timing did not have a significant impact on a full-year basis, though there was some change in the timing of recognition across periods. Additionally, some payments to customers that we classified as expenses before adopting the new standard are classified as reductions of net sales under our new policy. This adjustment allows us to look at underlying change on a comparable basis.

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“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this report, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.

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“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. For each period compared, we use volume information from our distributors to estimate the effect of distributor inventory changes in certain line items of the statements of operations. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in certain line items of the statements of operations and allows us to understand better our underlying results and trends.

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“Foundation.” In fiscal 2018, we established the Brown-Forman Foundation (the Foundation) with an initial $70 million contribution to support the company’s charitable giving program in the communities where our employees live and work. This adjustment removes the initial $70 million contribution to the Foundation from our underlying SG&A expenses and underlying operating income to present our underlying results on a comparable basis.

We use the non-GAAP measures “underlying change” to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and investment analysts. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

When we provide guidance for underlying change for certain income statement measures we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by spirits category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2019 net sales. In addition to markets that are listed by country name, we include the following aggregations:

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“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are the United Kingdom, Australia, Germany, France, and Japan. This aggregation represents our net sales of branded products to these markets.

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“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, Russia, and Brazil. This aggregation represents our net sales of branded products to these markets.

•	“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military regardless of customer location.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2019 net sales. In addition to brands that are listed by name, we include the following aggregations:

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“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel's family of brands, Woodford Reserve, Canadian Mist, GlenDronach, BenRiach, Glenglassaugh, Old Forester, Early Times, Slane Irish Whiskey, and Coopers’ Craft.

•	“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), and Early Times.

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“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Bottled-in-Bond.

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“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Country Cocktails, Gentleman Jack & Cola, Jack Daniel’s Double Jack, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Cider (JD Cider), Jack

Daniel’s Lynchburg Lemonade (JD Lynchburg Lemonade), and the seasonal Jack Daniel’s Winter Jack RTP.

◦	“Super-premium American whiskey” includes Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Jack Daniel’s Sinatra Select, and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

◦	“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.

•	“Tequila” includes el Jimador, Herradura, New Mix, Pepe Lopez, and Antiguo.

•	“Vodka” includes Finlandia.

•	“Wine” includes Korbel Champagne and Sonoma-Cutrer wines.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.

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“Depletions.” We generally record revenues when we ship our products to our customers. Depending on our route-to-consumer (RTC), we ship products to either (a) retail or wholesale customers in owned distribution markets or (b) our distributor customers in other markets. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.

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“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

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“Consumer takeaway.” When discussing trends in the market, we refer to “consumer takeaway,” a term commonly used in the beverage alcohol industry. “Consumer takeaway” refers to the purchase of product by consumers from retail outlets as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric.